Exhibit 10.37
LETTER AGREEMENT

This LETTER AGREEMENT (the "Agreement") is entered into by and between NatureWell, Incorporated (the "Company") and John W. Huemoeller ("Huemoeller") and is made effective as of February 21, 2005 (the "Effective Date"). The Company and Huemoeller agree as follows:

1.

The Company and Huemoeller hereby rescind, together but not separately, that senior convertible note issued to Huemoeller, face value $10,000, which is dated November 15, 2003, and its underlying Security Agreement. Pursuant to such rescission Huemoeller shall forfeit to the Company the senior convertible note.

2.

The Company shall issue to Huemoeller an unsecured convertible note, $7,500 face value, as full and final settlement of any and all monies or other forms of compensation or consideration owed to Huemoeller by the Company as of the Effective Date. Such convertible note shall; (i) accrue interest at the rate of 4% per annum, (ii) mature on October 1, 2010, and (iii) be convertible into the Company's common stock (at any time, in whole or in part, at the option of the holder) at a Conversion Price of $.0025, provided however, should the par value of the Company (or its successor) become equal to or less than the Conversion Price the Company shall have the right to force conversion into common stock at any time thereafter (3,000,000 shares).

3.

Notwithstanding anything contained herein or in any convertible note beneficially owned by Huemoeller to the contrary, Huemoeller shall be restricted from converting any convertible note now or hereafter beneficially owned by him unless and until for sixty (60) days prior to such conversion (the "Sixty Day Testing Period") the Company had authorized common stock in an amount great enough to meet the aggregate conversion rights of all of its convertible securities outstanding on each day of the Sixty Day Testing Period, including all convertible securities beneficially owned by Huemoeller (when calculating aggregate conversion rights it shall be assumed that all convertible securities outstanding at the time the calculation is made have the right to immediately convert into common stock at the lowest possible conversion price that each such security may achieve at any time up to its maturity, even if they do not have such rights at the time of the calculation). The restriction described in this Section 3 shall be null and void and of no force or effect if at any point in time after the Effective Date Huemoeller was permitted to convert any note subject to this restriction (whether or not he actually converted any such note(s)), unless the parties agree in writing to extend the enforceability of this restriction. Further, if this restriction shall continue to be in force upon the one-year anniversary of the Effective Date, it shall constitute an event of default under the senior convertible notes owned by Huemoeller.

4.

The Company represents and covenants that it shall make its reasonable best efforts to accomplish or facilitate an increase of the Company's (or its successor's) authorized common stock to an amount that would render Section 3 null and void.

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

NATUREWELL, INCORPORATED, a Delaware corporation
By: /s/ James R. Arabia James R. Arabia, Chief Executive Officer
By: /s/ Robert T. Malasek Robert T. Malasek, Chief Financial Officer

JOHN W. HUEMOELLER, an individual
By: /s/ John W. Huemoeller John W. Huemoeller